Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Files No. 333-222234, and 333-216963), Form S-3 (Files No. 333-286442, 333-283994, 333-235335, 333-229372, 333-227718, and 333-221406), and Form S-8 (Files No. 333-288997, 333-284637, 333-284636, 333-276904, 333-276903, 333-269701, 333-269700, 333-264272, 333-264271, 333-258459, 333-258458, 333-256343, 333-248529, and 333-231674) of our report dated March 27, 2026, with respect to the consolidated financial statements of PAVmed Inc. and Subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY

March 27, 2026